Exhibit 99.1

ABIOMED ANNOUNCES Q3 FY 2021 RECORD REVENUE OF $232 MILLION, UP 5% YEAR OVER YEAR, WITH 31% OPERATING MARGIN

DANVERS, Mass. — January 28, 2021 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies today reported record revenue in the third quarter fiscal 2021 of $231.7 million, a year over year increase of 5% compared to Q3 fiscal year 2020 despite the negative impact of COVID-19. Operating income was $71.4 million up 2%, compared to $70.3 million in the same period of fiscal 2020.

Recent financial and operating highlights include:

•	Worldwide Impella® product revenue for the quarter totaled $220.8 million, an increase of 4% compared to revenue of $212.6 million during Q3 fiscal year 2020.

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U.S. Impella product revenue for the quarter totaled $179.6 million, an increase of 1% compared to revenue of $177.4 million during Q3 fiscal year 2020 with U.S. patient usage of the Impella heart pumps down 2% over prior fiscal year.

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Outside the U.S., Impella product revenue for the quarter totaled $41.2 million, an increase of 17% compared to revenue of $35.2 million during Q3 fiscal year 2020. European Impella product revenue increased 11% compared to the prior fiscal year. Japan Impella product revenue and service increased 38% compared to the prior fiscal year.

•	Gross margin for the third quarter fiscal 2021 was 82.3% compared to 82.0% during the same period of fiscal 2020.

•	Operating income for the third quarter fiscal 2021 was $71.4 million, or 30.8% operating margin, compared to $70.3 million, or 31.7% operating margin in the same period of fiscal 2020.

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Third quarter fiscal 2021 GAAP net income was $61.9 million, or $1.35 per diluted share, which includes a $6.2 million, or $0.14 per diluted share, gain on our investment in Shockwave and a $1.9 million, or $0.04 per diluted share, of excess tax benefits related to employee share-based compensation awards. This compared to GAAP net income of $69.2 million or $1.51 per diluted share for the prior fiscal year.

•	The company generated operating cash flow of $79.1 million in the third quarter. As of December 31, 2020, the company had $787.8 million of cash and marketable securities and no debt.

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On November 5, the company announced that 1,000 patients have been treated with the Impella 5.5 with SmartAssist heart pump in the first year after the U.S. Food and Drug Administration (FDA) granted Impella 5.5 with SmartAssist its highest level of approval for safety and efficacy. The first 1,000 patients were treated primarily for cardiogenic shock from cardiomyopathy, Acute Myocardial Infarction (AMI), and post-cardiotomy, with an average duration of support of 14 days.

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On December 15, the company announced the achievement of two milestones in the development of small bore access for the Impella heart pump. The Impella ECP heart pump has completed the first stage in its FDA early feasibility study (EFS). The FDA also granted 510(k) clearance for the Expandable and Recoilable (XR) Sheath for the Impella 2.5.

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On December 21, the company announced the first two patients in the world have been treated with the Abiomed Breethe OXY-1 System, a compact cardiopulmonary bypass system. The advanced ECMO technology pumps, oxygenates, and removes carbon dioxide from blood for patients whose lungs can no longer provide sufficient end organ oxygenation.

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On January 7, the company announced it has surpassed more than 1,000 patents worldwide, with more than 850 additional patents pending. Abiomed’s robust intellectual property portfolio protects its current and future pump and catheter designs, along with other product components such as motors, cannulas, sensors, software, and access devices. The portfolio also protects manufacturing processes and future artificial intelligence algorithms.

•	On January 12, the company presented at the 39th Annual J.P. Morgan Healthcare Conference. A replay of the presentation is available on the investor section of our website.

•	On January 27, the company received approval from the FDA to expand the early feasibility study for the Impella ECP based on their review of the results from the first 5 patients.

“Abiomed delivered a record revenue quarter as we continue to remain both focused and committed to our mission of recovering hearts and saving lives despite the challenging COVID environment” said Michael R. Minogue, Abiomed’s Chairman, President and Chief Executive Officer. “We are excited to close Q4 as Abiomed 2.0 and enter Fiscal Year 2022 with our best ever clinical outcomes from existing products, existing indications and existing countries.”

FOURTH QUARTER 2021 REVENUE OUTLOOK

The company anticipates fourth quarter fiscal year 2021 global revenue to be in the range of $225 million to $235 million, representing 9% to 14% growth compared to fourth quarter fiscal year 2020.

EARNINGS CONFERENCE CALL DETAILS

The company will host a conference call to discuss the quarterly results at 8:00 a.m. ET on Thursday, January 28. The conference call will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd A. Trapp, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via  https://edge.media-server.com/mmc/p/or57h3yj or dial (855) 212-2361; the international number is (678) 809-1538.  A replay of this conference call will be available beginning at 11:00 a.m. ET January 28, 2021 through 10:00 a.m. ET on February 4, 2021. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 8012819.

ABOUT ABIOMED

Based in Danvers, Massachusetts, USA, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com. Abiomed, Impella, Impella 2.5, Impella 5.0, Impella LD, Impella CP, Impella RP, Impella 5.5, Impella Connect, and SmartAssist are registered trademarks of Abiomed, Inc., and are registered in the U.S. and certain foreign countries. Impella ECP, Impella XR Sheath, Impella BTR, CVAD, STEMI DTU, Automated Impella Controller and Abiomed Breethe OXY-1 System are pending trademarks of Abiomed, Inc.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including, without limitation, statements regarding development of Abiomed's existing and new products, the company's progress toward commercial growth, and future opportunities and expected regulatory approvals. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,”  “will” and other words and terms of similar meaning. The company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including, without limitation: the scope, scale and duration of the impact of the COVID-19 pandemic, the company’s dependence on Impella® products for all of its revenues; the company’s ability to successfully compete against its existing or potential competitors; the acceptance of the company’s products by cardiac surgeons and interventional cardiologists; long sales and training cycles associated with expansion into new hospital cardiac centers; reduced market acceptance of the company’s products due to lengthy clinician training process; the company’s ability to effectively manage its growth; the company’s ability to successfully commercialize its products; the company’s ability to obtain regulatory approvals and market and sell its products in certain jurisdictions; enforcement actions and product liability suits relating to off-label uses of the company’s products; unsuccessful clinical trials or procedures relating to products under development; the company’s ability to maintain compliance with regulatory requirements; the failure of third-party payers to provide reimbursement of the company’s products; the company’s ability to increase manufacturing capacity to support continued demand for its products; the company or its vendors’ failure to achieve and maintain high manufacturing standards; the failure of the company’s suppliers to provide the components the company requires; the company’s ability to expand its direct sales activities into international markets; the outcome of ongoing securities class action litigation relating to our public disclosures, the company’s ability to integrate acquired companies into its operations and other risks and challenges detailed in the company's filings with the Securities and Exchange Commission (the “SEC”), including the most recently filed Annual Report on Form 10-K and the filings subsequently filed with or furnished to the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. Unless otherwise required by law, the company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Todd Trapp	Sarah Karr
Vice President and Chief Financial Officer	Communications Manager
978-646-1680	978-882-8211
ttrapp@abiomed.com	skarr@abiomed.com

Abiomed, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)

	December 31, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$181,018	$192,341
Short-term marketable securities	305,434	250,775
Accounts receivable, net	92,990	84,650
Inventories	82,448	90,088
Prepaid expenses and other current assets	31,801	18,009
Total current assets	693,691	635,863
Long-term marketable securities	301,315	207,795
Property and equipment, net	179,364	164,931
Goodwill	79,691	31,969
Other intangibles, net	43,327	14,913
Deferred tax assets	21,233	43,336
Other assets	109,813	117,655
Total assets	$1,428,434	$1,216,462
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,594	$32,774
Accrued expenses	71,661	75,107
Deferred revenues	21,291	19,147
Other current liabilities	3,854	4,857
Total current liabilities	120,400	131,885
Contingent consideration	25,316	9,000
Deferred tax liabilities	4,303	806
Other long-term liabilities	16,974	9,305
Total liabilities	166,993	150,996
Commitments and contingencies
Stockholders' equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	452	451
Authorized - 100,000,000 shares; Issued 47,882,615 shares at December 31, 2020 and 47,542,061 shares at March 31, 2020
Outstanding 45,224,596 shares at December 31, 2020 and 45,008,687 shares at March 31, 2020
Additional paid in capital	781,903	739,133
Retained earnings	771,151	602,482
Treasury stock at cost 2,658,019 shares at December 31, 2020 and 2,533,374 shares at March 31, 2020	(287,896)	(265,411)
Accumulated other comprehensive loss	(4,169)	(11,189)
Total stockholders' equity	1,261,441	1,065,466
Total liabilities and stockholders' equity	$1,428,434	$1,216,462

Abiomed, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2020	2019	2020	2019
Revenue	$231,663	$221,584	$606,277	$634,225
Costs and expenses:
Cost of revenue	41,110	39,996	115,829	111,937
Research and development	33,004	25,655	89,886	73,413
Selling, general and administrative	86,198	85,674	233,809	257,708
	160,312	151,325	439,524	443,058
Income from operations	71,351	70,259	166,753	191,167
Other income:
Investment income, net	1,449	3,086	5,668	9,066
Other income, net	7,935	23,671	42,305	17,279
	9,384	26,757	47,973	26,345
Income before income taxes	80,735	97,016	214,726	217,512
Income tax provision	18,867	27,799	46,057	46,301
Net income (A)	$61,868	$69,217	$168,669	$171,211

Basic net income per share	$1.37	$1.53	$3.74	$3.79
Basic weighted average shares outstanding	45,201	45,140	45,105	45,225

Diluted net income per share (B)	$1.35	$1.51	$3.69	$3.73
Diluted weighted average shares outstanding	45,706	45,695	45,653	45,935

(A) Net income includes the following items:
Excess tax benefits on stock-based compensation awards	$(1,909)	$(485)	$(10,363)	$(13,775)
Gain on investment in Shockwave Medical	(6,237)	(17,775)	(32,338)	(13,272)
	$(8,146)	$(18,260)	$(42,701)	$(27,047)
(B) Diluted net income per share includes the following items:
Excess tax benefits on stock-based compensation awards	$(0.04)	$(0.01)	$(0.23)	$(0.30)
Gain on investment in Shockwave Medical	(0.14)	(0.39)	(0.71)	(0.29)
	$(0.18)	$(0.40)	$(0.94)	$(0.59)